Exhibit 10.1

LIMITED LIABILITY COMPANY INTEREST IN THE COMPANY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES OR BLUE SKY LAWS OF ANY STATE OR OTHER JURISDICTION. WITHOUT SUCH REGISTRATION, SUCH MEMBERSHIP INTERESTS MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE SECURITIES OR BLUE SKY LAWS OF ANY STATE OR OTHER JURISDICTION. IN ADDITION, ANY TRANSFER OF MEMBERSHIP INTERESTS REQUIRES THE PRIOR WRITTEN CONSENT OF THE COMPANY AND IS SUBJECT TO OTHER RESTRICTIONS PURSUANT TO THIS AGREEMENT.

LIMITED LIABILITY COMPANY AGREEMENT

OF

LARCLAY GP, LLC

(a Texas limited liability company)

Table of Contents

		Page No.

	ARTICLE 1
	DEFINITIONS

1.1	Certain Definitions	1
1.2	Construction	7

	ARTICLE 2
	ORGANIZATIONAL AND OTHER MATTERS

2.1	Formation	7
2.2	Name	7
2.3	Limited Liability	7
2.4	Registered Office; Registered Agent; Other Offices	8
2.5	Principal Place of Business	8
2.6	Term	8
2.7	Foreign Qualification	8
2.8	Fiscal Year	8
2.9	No State-Law Partnership	8

	ARTICLE 3
	PURPOSE AND POWERS

3.1	Purpose of the Company	8
3.2	Powers of the Company	9

	ARTICLE 4
	MEMBERS; REPRESENTATIONS

4.1	Member Information	9
4.2	Representations, Warranties and Covenants	9

	ARTICLE 5
	MANAGEMENT OF THE COMPANY

5.1	Management	10
5.2	Board of Managers	10
5.3	Matters Requiring Approval of the Members	11
5.4	Certain Agreements and Covenants of the Members	12

	ARTICLE 6
	OFFICERS

6.1	Powers	13
6.2	Election and Term	13
6.3	Compensation	13
6.4	Removal	13
6.5	Resignation	13

i

	ARTICLE 7
	BOOKS AND RECORDS

7.1	Books, Records and Tax Information	13
7.2	Tax Elections	14
7.3	Tax Matters Member	14

	ARTICLE 8
	CAPITAL CONTRIBUTIONS

8.1	Capital Contributions of Members	14
8.2	Further Contributions	14
8.3	Return of Capital	14
8.4	Capital Accounts.	14

	ARTICLE 9
	ALLOCATIONS

9.1	Allocations of Profits and Losses	15
9.2	Regulatory Allocations	16
9.3	Curative Allocations	17
9.4	Income Tax Allocations	17
9.5	Other Allocation Rules	18

	ARTICLE 10
	DISTRIBUTIONS

10.1	Distributions	18

	ARTICLE 11
	MEETINGS OF MEMBERS

11.1	Meetings	19
11.2	Place of Meetings	19
11.3	Notice of Meetings	19
11.4	Record Date	19
11.5	Quorum	19
11.6	Manner of Acting	19
11.7	Action by Members Without a Meeting; Telephone Conference	19
11.8	Waiver of Notice	20
11.9	Conduct of Meetings	20

	ARTICLE 12
	INDEMNIFICATION

	ARTICLE 13
	RESTRICTIONS ON TRANSFERS OF MEMBERSHIP INTERESTS

13.1	Restrictions on Transfer	21
13.2	Right of First Refusal on Transfer of Membership Interests.	22
13.3	Rights of Transferees	23

	ARTICLE 14
	DISSOLUTION AND LIQUIDATION

14.1	Dissolution	23
14.2	Effect of Dissolution	23

ii

14.3	Liquidation Upon Dissolution	24
14.4	Winding Up and Certificate of Cancellation	24
14.5	Non-Solicitation of Employees	24

	ARTICLE 15
	GENERAL PROVISIONS

15.1	Confidentiality	24
15.2	Offset	25
15.3	Notices	25
15.4	Entire Agreement	25
15.5	Effect of Waiver or Consent	25
15.6	Amendment or Modification.	26
15.7	Binding Effect	26
15.8	Governing Law; Severability	26
15.9	Further Assurances	26
15.10	Waiver of Certain Rights	26
15.11	Successors and Assigns	26
15.12	Counterparts	26

Exhibit A:	Schedule of Members and Membership Interests

iii

LIMITED LIABILITY COMPANY AGREEMENT
OF
LARCLAY GP, LLC

This Limited Liability Company Agreement (this “Agreement”) of Larclay GP, LLC, a Texas limited liability company (the “Company”), is entered into on April 21, 2006 by the members named on Exhibit A hereto (collectively, the “Members”).

Recitals:

The Members desire to form the Company for the purposes set forth herein.

Accordingly, the Members hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1                               Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Adjusted Capital Account” means the Capital Account maintained for each Member, (a) increased by any amounts that such Member is obligated to restore or is treated as obligated to restore under Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5)), and (b) decreased by any amounts described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) with respect to such Member.

“Affiliate” means, when used with reference to a specified Person, (a) any Person directly or indirectly owning, controlling or holding power to vote 25% or more of the outstanding voting securities of the specified Person, (b) any Person 25% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the specified Person, (c) any Person directly or indirectly controlling, controlled by or under common control with the specified Person, (d) if the specified Person is a corporation, any officer or director of the specified Person or of any corporation directly or indirectly controlling that specified Person, (e) if the specified Person is a partnership, any general partner or if the general partner is a partnership, the general partners of that partnership, and (f) if the specified Person is an individual, such individual’s spouse and natural and adoptive lineal descendants and trusts for the benefit of any such Persons. For purposes of this definition, the ability through share ownership or contractual arrangement to elect or cause the election of a majority of the board of directors of a corporation shall constitute “control.”

“Agreement” means this Limited Liability Company Agreement, as amended or restated from time to time.

“Board of Managers” has the meaning set forth in Section 5.1 of this Agreement.

“Book Value” means, with respect to any property of the Company, such property’s adjusted basis for federal income tax purposes, except as follows:

(a)                                  The initial Book Value of any property contributed by a Member to the Company shall be the Fair Market Value of such property as of the date of such contribution;

(b)                                 The Book Values of all properties shall be adjusted to equal their respective Fair Market Values in connection with (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of services to or for the benefit of the Company, (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company, or (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)(1) (other than pursuant to Section 708(b)(1)(B) of the Code); provided that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Board of Managers reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c)                                  The Book Value of property distributed to a Member shall be the Fair Market Value of such property as of the date of such distribution;

(d)                                 The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and clause (f) of the definition of Profits and Losses; and

(e)                                  If the Book Value of property has been determined or adjusted pursuant to clauses  (b) or (d) hereof, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Profits and Losses and other items allocated pursuant to Article 9.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Texas are authorized by law to be closed.

“Capital Account” has the meaning set forth in Section 8.4 of this Agreement.

“Capital Contribution” has the meaning set forth in Section 8.1 of this Agreement.

“Certificate” has the meaning set forth in Section 2.1 of this Agreement.

“Change of Control of Lariat” means, in a single transaction or a series of related transactions, (i) a merger, consolidation, recapitalization, reorganization, business combination or similar transaction involving Lariat in which the owners of the outstanding capital stock or equity securities of Lariat immediately prior to such transaction do not own capital stock or equity securities of Lariat representing a majority of the outstanding voting power (based on the right directly or indirectly, through a parent company or otherwise, to elect directors generally) of Lariat or the surviving or consolidating entity immediately following such transaction, or (ii) the sale, lease, exchange, transfer or other disposition, directly or indirectly, of all or substantially all of the assets of Lariat.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 15.1 of this Agreement.

“Curative Allocations” means the allocations pursuant to Section 9.3 of this Agreement.

“CWEI” means Clayton Williams Energy, Inc., a Delaware corporation, and any successor entity.

“CWEI Manager” has the meaning set forth in Section 5.2 of the Agreement.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to property for such Fiscal Year or other period, except that (A) with respect to any property the Book Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulation Section 1.704-3(d), Depreciation for such taxable year shall be the amount of book basis recovered for such Fiscal Year or other period under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), and (B) with respect to any other property the Book Value of which differs from its adjusted tax basis at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided that if the adjusted tax basis of any property at the beginning of such Fiscal Year or other period is zero, Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the Tax Matters Member.

“Distributable Property” means the excess of cash and property on hand over the amount that the Board of Managers determines is required to be retained as a reasonable reserve to meet any liabilities or proposed expenditures of the Company which are accrued or reasonably foreseeable or that is reasonably necessary to be retained.

“Drilling Rigs” means the drilling rigs and related equipment, including, without limitation, transportation equipment, acquired by the Partnership as contemplated in the Partnership Agreement.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Fair Market Value” of any property means the fair market value of such property as determined (i) by an appraiser of recognized standing selected by the Board of Managers, or (ii) at the election of the Board of Managers, good faith by the Board of Managers, which determination shall be conclusive for all purposes and shall be made within 15 days of any event that requires a determination of Fair Market Value.

“Financing Obligation” means the aggregate amount of obligations incurred by the Partnership under the Loan Facility.

“Fiscal Year” has the meaning set forth in Section 2.8 of this Agreement.

“GAAP Capital Account” has the meaning set forth in Section 8.5 of this Agreement.

“Lariat” means Lariat Services, Inc., a Texas corporation, and any successor entity.

“Lariat Manager” has the meaning set forth in Section 5.2 of the Agreement

“Letter Agreement” means the letter agreement dated October 20, 2005, as amended, by and between CWEI and Lariat.

“Limited Liability Company Law” means the Texas Limited Liability Company Law (Chapter 101, and to the extent applicable to limited liability companies, the provisions of Title 1 of the Texas Business Organizations Code), as amended from time to time.

“Loan Documents” has the meaning given to such term in the Loan Facility.

“Loan Facility” means that certain Term Loan and Security Agreement, to be entered into on or about April 21, 2006, between the Partnership and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., a corporation organized and existing under the laws of the State of Delaware, as agent for the Lenders defined therein, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Manager” has the meaning set forth in Section 5.1 of this Agreement.

“Master Drilling Agreement” means the Drilling Contract for Multiple Rigs to be entered into on or about April 21, 2006 by and between the Partnership and CWEI, as amended from time to time.

“Member Nonrecourse Debt” has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning assigned to the term “partner nonrecourse debt minimum gain” set forth in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deduction” has the meaning assigned to the term “partner nonrecourse deduction” in Treasury Regulation Section 1.704-2(i)(1).

“Members” has the meaning set forth in the preamble of this Agreement.

“Membership Interest” means the interests of a Member in the Company as determined under this Agreement and the Limited Liability Company Law. The Membership Interest of each Member as of the date of this Agreement, expressed as a percentage based on the Membership Interest held by such Member as a percentage of the total Membership Interests held by all Members, is set forth on Exhibit A, as such Exhibit A may be amended from time to time as necessary to reflect additional Capital Contributions or upon the admittance of additional Members.

“Minimum Gain” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(d).

“Nonrecourse Deduction” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(b)(1).

“Nonrecourse Liability” has the meaning assigned to that term in Treasury Regulation Section 1.752-1(a)(2).

“Notice” has the meaning set forth in Section 13.2 of this Agreement.

“Operating Agreement” means the Operating Agreement to be entered into on or about April 21, 2006 by and between the Partnership and Lariat, providing, among other things, for Lariat to act as the sole operator of the Drilling Rigs, as amended, restated, modified, renewed, extended or replaced from time to time.

“Ownership Percentage” means, with respect to a Member, the percentage ownership of the Company of such Member equal to a percentage obtained by dividing (i) the Membership Interests held by such Member by (ii) the total Membership Interests held by all Members.

“Partner” means a partner in the Partnership.

“Partnership” means Larclay, L.P., a Texas limited partnership.

“Partnership Agreement” means the Agreement of Limited Partnership of the Partnership dated April 21, 2006, as amended from time to time.

“Partnership Property” means the Drilling Rigs and all other property of any character, tangible or intangible, real, personal or mixed, now or hereafter owned, held or acquired by the Partnership.

“Partnership Interests” means partnership interests in the Partnership.

“Permitted Transfer” means any of the following Transfers:  (i) a Transfer by a Member (A) to any Affiliate of such Member or (B) to an entity owned by or organized for the benefit of the shareholders, officers, directors, employees, Affiliates or beneficiaries of such Member, as applicable; and (ii) a Member pledge by a Member of Membership Interests owned or held by such Member to secure payment of bona fide indebtedness owing by such Member; provided, that such Member retains the power to vote the Membership Interests so pledged until such time as the pledgee shall have realized on the pledge; and, provided further, that the provisions of Section 13.2 shall be applicable to the transfer of such Membership Interests upon exercise of such pledge and after such exercise.

“Permitted Transferee” means a transferee of Membership Interests in a Permitted Transfer.

“Person” means any individual, partnership, corporation, limited liability company, trust or other entity.

“Principal Office” has the meaning set forth in Section 2.5 of this Agreement.

“Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

“Profits” or “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such taxable year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)                                  Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(b)                                 Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(c)                                  In the event the Book Value of any asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d)                                 Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(e)                                  In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such taxable year;

(f)                                    To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)                                 Any items that are allocated pursuant to the Regulatory Allocations or the Curative Allocations shall not be taken into account in computing Profits and Losses.

“Regulatory Allocations” means the allocations pursuant to Section 9.2 of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Member” has the meaning set forth in Section 13.2 of this Agreement.

“Tax Matters Member” has the meaning assigned to the term “tax matters partner” in Section 6231(a)(7) of the Code.

“Transfer” means any sale, transfer, assignment, exchange, pledge, encumbrance, hypothecation, gift or other disposition of a Membership Interest in whole or in part, or any rights or benefits to which a holder of a Membership Interest may be entitled as provided in this Agreement or the Limited Liability Company Law, including, without limitation, the right to receive distributions in cash or in kind.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as they may be amended from time to time.

“Unreturned Capital Contribution Balance” of a Member at any time means the excess, if any, of (i) the cumulative amount of Capital Contributions made by such Member to the Company as of such time over (ii) the cumulative amount of distributions made by the Company to such Member pursuant to Section 10.1(a) as of such time.

1.2                               Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to exhibits are to Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes.

ARTICLE 2

ORGANIZATIONAL AND OTHER MATTERS

2.1                               Formation. The Members have formed the Company pursuant to and in accordance with the provisions of the Limited Liability Company Law. The Members have filed, on behalf of the Company, a Certificate of Formation (the “Certificate”) conforming to the Limited Liability Company Law in the office of the Secretary of State of the State of Texas.

2.2                               Name. The name of the Company is “Larclay GP, LLC” and the business of the Company shall be conducted under that name, or under any other name adopted by the Board of Managers in accordance with the Limited Liability Company Law.

2.3                               Limited Liability. Except as otherwise provided by the Limited Liability Company Law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and a

Member shall not be obligated personally for any of such debts, obligations or liabilities solely by reason of being a Member.

2.4                               Registered Office; Registered Agent; Other Offices. The registered office of the Company required by the Limited Liability Company Law to be maintained in the State of Texas shall be the office named in the Certificate or such other office as the Board of Managers may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Texas shall be the initial registered agent designated in the Certificate or such other Person or Persons as the Board of Managers may designate from time to time in the manner provided by law.

2.5                               Principal Place of Business. The principal place of business of the Company shall be the place designated by the Board of Managers (the “Principal Office”). The Principal Office initially shall be located at 701 South Taylor, Suite 426, Amarillo, Texas 79101. The location of the Principal Office may be changed by the Board of Managers.

2.6                               Term. The period of duration for the Company shall be perpetual, unless the Company is earlier dissolved in accordance with either the provisions of this Agreement or the Limited Liability Company Law.

2.7                               Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Texas, the Board of Managers shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Board of Managers, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Board of Managers, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.8                               Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall end on December 31 of each calendar year unless, for United States federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for United States federal income tax purposes and for accounting purposes.

2.9                               No State-Law Partnership. The Company shall not be a partnership (including without limitation a limited partnership) or a joint venture, and no Member shall be a partner or joint venturer of any other Member, for any reason other than for United States federal income and state tax purposes, and no provision of this Agreement shall be construed otherwise.

ARTICLE 3

PURPOSE AND POWERS

3.1                               Purpose of the Company. The purpose of the Company is to act as the sole general partner of the Partnership and to carry on any lawful business or activity in furtherance of such purpose as permitted by the Limited Liability Company Law.

3.2                               Powers of the Company. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company and the Partnership.

ARTICLE 4

MEMBERS; REPRESENTATIONS

4.1                               Member Information. The identity of the Members and the number of Membership Interests held by each Member are reflected on Exhibit A attached hereto, which shall be amended as necessary to reflect any changes in such information. The term “Members” shall not include any Person who has ceased to be a member of the Company.

4.2                               Representations, Warranties and Covenants. Each Member represents, warrants, covenants and agrees that the following statements are true and correct as of the date hereof and shall be true and correct at all times that such Member is a Member:

(a)                                  such Member is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary;

(b)                                 such Member has full power and authority to execute and deliver this Agreement and each other agreement to be entered into by such Member pursuant to this Agreement and to perform its obligations hereunder and thereunder, and all actions by the board of directors and stockholders of such Member necessary for the due authorization, execution, delivery and performance by such Member of this Agreement and such other agreements have been duly taken and have not been revoked, rescinded or modified;

(c)                                  such Member has duly executed and delivered this Agreement and each other agreement to be entered into by such Member pursuant to this Agreement, and this Agreement constitutes and each such other agreement shall constitute the legal, valid and binding obligation of such Member enforceable against such Member in accordance with its terms, except as limited by bankruptcy, insolvency or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity; and

(d)                                 the execution, delivery and performance of this Agreement and each other agreement to be entered into by such Member pursuant to this Agreement by such Member does not and will not (i) conflict with, or result in a breach, default or violation of (A) the organizational documents of such Member, (B) any contract or agreement to which such Member is a party or is otherwise subject or (C) any law, order, judgment, decree, writ, injunction or arbitral award to which such Member is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any governmental authority or other person, unless such requirement has already been satisfied.

ARTICLE 5

MANAGEMENT OF THE COMPANY

5.1                               Management. The business and affairs of the Company shall be managed by or under the direction of a board of managers (the “Board” or “Board of Managers,” and each such manager, a “Manager”), and, subject to the limitations set forth in this Section 5.3, the Board of Managers shall have full, exclusive and complete authority and discretion in the management and control of the administration, affairs and operations of the Company.

5.2                               Board of Managers.

(a)                                  Board Representation. Each Member shall vote at any regular or special meeting of Members or in any written consent executed in lieu of such a meeting of Members and shall take all other actions necessary to elect a Board of Managers comprising four Managers as designated as follows:

(i)                                     two Managers designated by CWEI (the “CWEI Managers”), for so long as CWEI is a Member, who initially shall be Michael L. Pollard and John F. Kennedy; and

(ii)                                  two Managers designated by Lariat (the “Lariat Managers”), for so long as Lariat is a Member, who initially shall be Michael W. Burnett and Henry McElroy.

(b)                                 In order to effectuate the provisions of this Article 5 when any action or vote is required to be taken by a Member pursuant to this Agreement, such Member shall use commercially reasonable efforts to call, or cause the appropriate officers and managers of the Company to call, a special or annual meeting of Members of the Company, as the case may be, or execute or cause to be executed a written consent in writing in lieu of any such meetings. Any action by the Company, as the General Partner of the Partnership, causing a Required Advance to be made by the Partners relating to (i) a repair or maintenance obligation of the Partnership involving an amount greater than $50,000, or (ii) any capital expenditure of the Partnership, shall require the prior approval of the Board.

(c)                                  Vacancies; Removal. In the event of any vacancy in the Board of Managers, each Member agrees to vote and to otherwise use all commercially reasonable efforts to fill such vacancy so that the Board of Managers will include managers designated as provided in Section 5.2(a). Each Member agrees to vote all membership interests or other voting interests owned or controlled by such Member for the removal of a Manager whenever (but only whenever) there shall be presented to the Board of Managers the written direction that such Manager be removed, signed by CWEI, in the case of a CWEI Manager, or signed by Lariat, in the case of a Lariat Manager.

(d)                                 Meetings; Quorum. Unless waived in writing by each Member, the Company shall hold quarterly meetings of the Board of Managers in March, June, September, and December of each calendar year, commencing in June 2006. The presence of all members of the Board of Managers at a meeting shall be required to constitute a quorum for the transaction of business. The vote or consent of a majority of the Managers shall be the act of the Board of Managers.

(e)                                  Special Meetings. A special meeting of the Board of Managers may be called at any time at the request of two Managers.

(f)                                    Notice. Written notice stating the time, date and place of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than twenty-four (24) hours prior to the date of the meeting, either personally, by facsimile, by U.S. mail or by electronic mail to each Manager.

(g)                                 Action Without a Meeting; Telephone Conference. Any action required or permitted to be taken at a meeting of the Board of Manager may be taken without a meeting if a written consent or consents stating the action to be taken is signed by all of the Managers. Each such consent shall be included in the minutes of the Board of Managers or filed with the Company records. The Board of Managers may hold and participate in a meeting by means of conference telephone or similar communications equipment by means of which all Managers participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Manager participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(h)                                 Committees. The Board of Managers may establish one or more committees of the Board of Managers and may delegate by resolution to such committees the authority of the Board of Managers; provided that the delegation of authority to a committee shall not relieve the Board of Managers of any responsibility imposed by the Limited Liability Company Law.

(i)                                     Indemnification Agreements. The Company shall enter into an indemnification agreement in a form approved by the Board of Managers with each Manager who is elected or appointed to the Board of Managers from time to time.

5.3                               Matters Requiring Approval of the Members. Notwithstanding any other provision of this Agreement, including, without limitation, Section 5.1, the Members shall possess the full and exclusive decision making authority and discretion to manage and direct the Company with respect to the following actions and such actions may only be taken by the Company upon the approval of both Members (each, a “Member Decision”):

(a)                                  causing or permitting the sale, lease, assignment, transfer, exchange, or other disposition of all or substantially all of the assets of the Company or the Partnership, or consummating any merger, consolidation, recapitalization, reorganization, business combination or similar transaction involving the Company or Partnership;

(b)                                 causing or permitting any dissolution, liquidation, or winding up of the Company or the Partnership; provided, that the Members shall not vote to dissolve the Partnership at any time prior to payment of 50% of the Financing Obligation by the Partnership;

(c)                                  causing or permitting the sale, lease, exchange, assignment, transfer or disposition by the Partnership of any Drilling Rig (other than pursuant to the Loan Documents);

(d)                                 directing, designing and implementing a plan of dissolution (“Plan of Dissolution”) in connection with a liquidation, dissolution or winding up of the affairs of the Company or the Partnership, as applicable, that contains provisions relating to the distribution of property to the Members and Partners, respectively, or otherwise determining the amounts of any in-kind distribution of Partnership Property by the Partnership to the Partners;

(e)                                  causing or permitting the Company or the Partnership to incur, create, assume, become or be liable in any manner with respect to, or permit to exist any indebtedness for borrowed money (including, without limitation, capitalized leases) or for the deferred purchase price for the acquisition of property, that could give rise to liability of either Member or recourse against any Member (other than pursuant to the Loan Documents);

(f)                                    amending, modifying, renewing, extending, or waiving compliance with any provision of, this Agreement, the Partnership Agreement, any of the Loan Documents, or the Master Drilling Agreement; and

(g)                                 receiving any loan or credit from the Agent or the Lenders (as such terms are defined in the Loan Facility) in excess of the amounts set forth in the Loan Facility.

5.4                               Certain Agreements and Covenants of the Members. Each Member agrees to vote and take any and all actions necessary with respect to approval of Member Decisions to effectuate the agreements of the Members set forth in this Section 5.4.

(a)                                  The Members shall cause the Company to dissolve the Partnership in accordance with the dissolution provisions and procedures set forth in the Partnership Agreement:

(i)                                     at the election of any Member any time following payment of 50% of the Financing Obligation; or

(ii)                                  at the election of CWEI at any time following a Change of Control of Lariat.

(b)                                 Upon the dissolution of the Partnership, the Members will cause the Company, in its capacity as general partner of the Partnership, to liquidate and distribute the Partnership Property in kind to the Partners to the fullest extent practicable. The Members agree to negotiate in good faith in designing and implementing a Plan of Dissolution such that the in-kind distribution of Partnership Property results in each Partner receiving, as nearly as practicable, Partnership Property having equivalent value.

(c)                                  Pursuant to the terms of the Operating Agreement and the Master Drilling Agreement, CWEI shall have the preferential right to contract for and utilize the Drilling Rigs in the course of CWEI’s Oil and Gas Business (the “Drilling Program”) on properties owned by CWEI, properties operated by CWEI and properties on which CWEI has an opportunity to commit and deploy a Drilling Rig in exchange for an interest in a well or lease. If at any time

CWEI declines to utilize a Drilling Rig in its Drilling Program (an “Idle Drilling Rig”), the Members will cause the Company, on behalf of the Partnership, to either (i) retain the Idle Drilling Rig for use in contract drilling operations for third parties, (ii) offer the Idle Drilling Rig for sale to Lariat at a price agreed upon by the Members, or (iii) offer the Idle Drilling Rig for sale to an unaffiliated third party.

ARTICLE 6

OFFICERS

6.1                               Powers. Subject to the authority of the Board of Managers, the day-to-day management and control of the Company, and its business and affairs, shall be conducted or exercised by, or under the direction and authority of, the officers of the Company. The Company may have such officers who hold such offices, including but not limited to those set forth in this Section 6.1, as may be determined from time to time by the Board of Managers.

6.2                               Election and Term. At the last meeting of each calendar year, the Board of Managers shall elect a President and a Secretary, and such other officers as the Board of Managers may determine, who may include a Chairman of the Board of Managers, one or more vice presidents, a treasurer, a controller and one or more assistant treasurers and assistant secretaries. The Board of Managers may elect officers at such additional times as it deems advisable. Each officer shall serve a one year term unless re-elected at the last annual meeting of the Board of Managers of the year following his election, or until his earlier resignation or removal.

6.3                               Compensation. Except for any fees, salaries, or compensation expressly set forth in this Agreement or in an employment agreement approved by the Board of Managers, no fees, salaries or compensation shall be paid to the officers without the affirmative consent of the Board of Managers or in accordance with compensation or reimbursement policies adopted by the Board of Managers.

6.4                               Removal. The Board of Managers may remove any officer at any time, with or without cause, but no such removal shall affect the contract rights, if any, of the individual so removed.

6.5                               Resignation. An officer may resign at any time by delivering written notice to the Company. A resignation is effective without acceptance when the notice is delivered to the Company, unless the notice specifies a later effective date.

ARTICLE 7
BOOKS AND RECORDS

7.1                               Books, Records and Tax Information. The Company shall keep and maintain proper and complete books and records of accounts, taxes, financial information and all matters pertaining to the Company. The Company shall cause to be prepared and filed all necessary federal, state and local income tax returns for the Company, including making the elections described herein and shall cause an Internal Revenue Service Schedule K-1 or any successor form to be prepared and delivered in a timely manner to the Members. Each Member shall furnish to the Officers all pertinent information in its possession relating to Operations that is necessary to enable the Company’s tax returns to be prepared and filed.

7.2                               Tax Elections. The Company shall make the following elections on the appropriate tax returns:

(a)                                  to adopt the calendar year as the Company’s Fiscal Year;

(b)                                 to adopt an appropriate federal income tax method of accounting and to keep the Company’s books and records on such income tax method; and

(c)                                  any other election the Board of Managers may deem appropriate and in the best interests of the Company.

7.3                               Tax Matters Member. Pursuant to Code Section 6231(a)(7), the Tax Matters Member of the Company shall be CWEI. The Tax Matters Member may be changed only upon the approval of the Members and in accordance with the Code and the applicable Treasury Regulations.

ARTICLE 8
CAPITAL CONTRIBUTIONS

8.1                               Capital Contributions of Members. On the Effective Date, each Member shall contribute to the Company, in cash, the amounts set forth opposite such Member’s name under the heading “Capital Contribution” on Exhibit A hereto (a “Capital Contribution”).

8.2                               Further Contributions. No Member shall be obligated to make any additional capital contributions to the Company. The Members may, by unanimous written consent, agree to make additional Capital Contributions to the Company; provided, that in no event shall additional capital contributions be permitted if following such additional Capital Contribution either Member owns greater than 50% of the outstanding Membership Interests.

8.3                               Return of Capital. No interest shall accrue on Capital Contributions and no Member shall have the right to withdraw or be repaid any capital from the Company.

8.4                               Capital Accounts.

(a)                                  Solely for federal and state income tax purposes, a separate capital account (a “Capital Account”) will be maintained for each Member. Each Member’s Capital Account will be increased by:  (i) the amount of money contributed by such Member to the Company; (ii) the Fair Market Value of property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); and (iii) allocations to such Member of Profits and other items of income or gain pursuant to the Regulatory Allocations or the Curative Allocations. Each Member’s Capital Account will be decreased by:  (A) the amount of money distributed to such Member by the Company; (B) the Fair Market Value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such

Member is considered to assume or take subject to under Section 752 of the Code); and (iv) allocations to the account of such Member of Net Losses and other items of loss or deduction pursuant to the Regulatory Allocations or the Curative Allocations.

(b)                                 In the event of a Transfer of Membership Interests, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Interests in accordance with Section 1.704-l(b)(2)(iv) of the Treasury Regulations.

(c)                                  The manner in which Capital Accounts are to be maintained pursuant to this Section 8.4 is intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If in the opinion of the Company’s legal counsel the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 8.4 should be modified in order to comply with Section 704(b) of the Code and the Treasury Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 8.4, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement and relative economic benefits between or among the Members.

(d)                                 Except as otherwise required in the Limited Liability Company Law, no Member shall have any liability to restore all or any portion of a deficit balance in such Member’s Capital Account.

8.5                               GAAP Capital Accounts. In addition to the Capital Account established and maintained solely for federal and state income tax purposes pursuant to Section 8.4, the Company shall establish and maintain a capital account for each Member, pursuant to generally accepted accounting principles (a “GAAP Capital Account”). Profits and Losses for each Fiscal Year or other period shall be allocated among the GAAP Capital Accounts in accordance with generally accepted accounting principles

ARTICLE 9
ALLOCATIONS

9.1                               Allocations of Profits and Losses. Subject to Section 9.2, Profits and Losses for each Fiscal Year or other period shall be allocated among the Members, solely for federal and state income tax purposes, in the following order and priority:

(a)                                  Profits shall be allocated as follows:

(i)                                     First, to the Members in proportion to the deficit balances  (if any) in their Capital Accounts, in an amount necessary to eliminate any deficits in the Members’ Capital Accounts and restore such Capital Accounts balances to zero;

(ii)                                  Next, to the Members, to the greatest extent possible, an amount required to cause the positive Capital Account balances of each of the Members to be in the same proportion as the Members’ respective Ownership Percentages; and

(iii)                               Thereafter, to the Members pro rata in proportion to their respective Ownership Percentages.

(b)                                 Losses shall be allocated as follows:

(i)                                     First, to the Members, to the greatest extent possible, an amount required to cause the positive Capital Account balances of each of the Members to be in the same proportion as are the Members’ respective Ownership Percentages;

(ii)                                  Next, to the Members in proportion to the respective Capital Account balances of the Members until the Capital Account balance of each Member shall have been reduced to zero (0); and

(iii)                               Thereafter, to the Members pro rata in proportion to their respective Ownership Percentages.

9.2                               Regulatory Allocations. Solely for federal and state income tax purposes, the following allocations shall be made in the following order:

(a)                                  Nonrecourse Deductions shall be allocated to the Members in accordance with their respective Ownership Percentages.

(b)                                 Member Nonrecourse Deductions attributable to Member Nonrecourse Debt shall be allocated to the Members bearing the Economic Risk of Loss for such Member Nonrecourse Debt as determined under Treasury Regulation Section 1.704-2(b)(4). If more than one Member bears the Economic Risk of Loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the Economic Risk of Loss. This Section 9.2(b) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

(c)                                  Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for a taxable year (or if there was a net decrease in Minimum Gain for a prior taxable year and the Company did not have sufficient amounts of income and gain during prior years to allocate among the Members under this Section 9.2(c)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(g)(2)). This Section 9.2(c) is intended to constitute a minimum gain chargeback under Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(d)                                 Notwithstanding any provision hereof to the contrary except Section 9.2(c) (dealing with Minimum Gain), if there is a net decrease in Member Nonrecourse Debt Minimum Gain for a taxable year (or if there was a net decrease in Member Nonrecourse Debt Minimum Gain for a prior taxable year and the Company did not have sufficient amounts of income and gain during prior years to allocate among the Members under this Section 9.2(d), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(i)(4)). This Section 9.2(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e)                                  Notwithstanding any provision hereof to the contrary except Section 9.2(c) and Section 9.2(d) (dealing with Minimum Gain and Member Nonrecourse Debt Minimum Gain), a Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) shall be allocated items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the taxable year) in an amount and manner sufficient to eliminate any deficit balance in such Member’s Adjusted Capital Account as quickly as possible. This Section 9.2(e) is intended to constitute a qualified income offset under Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(f)                                    In the event that any Member has a negative Adjusted Capital Account at the end of any taxable year, such Member shall be allocated items of Company income and gain in the amount of such deficit as quickly as possible; provided, that an allocation pursuant to this Section 9.2(f) shall be made only if and to the extent that such Member would have a negative Adjusted Capital Account after all other allocations provided for in this Article 9 have been tentatively made as if Section 9.2(e) and this Section 9.2(f) were not in this Agreement.

(g)                                 To the extent an adjustment to the adjusted tax basis of any Company properties pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to any Member in complete liquidation of such Member’s Membership Interests, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) if such Section applies, or to the Member to whom such distribution was made if Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

9.3                               Curative Allocations. The Regulatory Allocations are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may affect the results which would be inconsistent with the manner in which the Members intend to divide Company distributions. Accordingly, the Board of Managers is authorized to divide other allocations of Profits, Losses, and other items among the Members, to the extent that they exist, so that the net amount of the Regulatory Allocations and the Curative Allocations to each Member is zero. The Board of Managers will have discretion to accomplish this result in any reasonable manner that is consistent with Code Section 704 and the related Treasury Regulations.

9.4                               Income Tax Allocations. All items of income, gain, loss and deduction for Federal income tax purposes shall be allocated in the same manner as the corresponding item of Profits and Losses is allocated, except as otherwise provided in this Section 9.4.

(a)                                  In accordance with Code Section 704(c) and the applicable Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Book Value. In the event the Book Value of any property is adjusted pursuant to clause (b) or (d) of the definition of Book Value, subsequent allocations of income, gain, loss, and deduction with respect to such property shall take account of any variation between the adjusted basis of such property for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the applicable Regulations thereunder.

(b)                                 Any (i) recapture of depreciation, depletion, intangible drilling costs or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions (taking into account the effect of remedial allocations), and (ii) recapture of credits shall be allocated to the Members in accordance with applicable law.

(c)                                  Allocations pursuant to this Section 9.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

9.5                               Other Allocation Rules.

(a)                                  All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as the owner of such interest, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the regulations thereunder.

(b)                                 The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulation Section 1.752-3(a)(3), shall be determined in accordance with their Percentage Interests.

ARTICLE 10
DISTRIBUTIONS

10.1                        Distributions. Subject to Section 14.3, all Distributable Property of the Company and any or all other property of the Company shall be distributed at such time or times (if any) as the Board of Managers determines in its sole discretion to the Members in the following order and priority:

(a)                                  First, to the Members to the extent of and in proportion to the Unreturned Capital Contribution Balance of each Member until the Unreturned Capital Contribution Balance of each Member has been reduced to zero; and

(b)                                 Thereafter, to the Members pro rata in proportion to the respective Ownership Percentage.

ARTICLE 11
MEETINGS OF MEMBERS

11.1                        Meetings. Annual meetings of Members may, but need not, be held. Any annual meeting of Members shall be held at such time and on such date as the Board of Managers may designate for the purpose of election of the Board of Managers and transacting such other business as may properly come before the meeting. Special meetings of the Members, for any purpose or purposes may be called by the Board of Managers, or any Member.

11.2                        Place of Meetings. The Board of Managers may designate any place, either within or outside the State of Delaware, as the place of meeting for any meeting of the Members. If no designation is made, the place of meeting shall be the principal executive office of the Company.

11.3                        Notice of Meetings. Written notice stating the time, date and place of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than three (3) days prior to the date of the meeting, either personally or by mail, by or at the direction of the Board of Managers or Member calling the meeting, to each Member entitled to vote at such meeting.

11.4                        Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members.

11.5                        Quorum. The presence of all Members represented in person or by proxy shall constitute a quorum at any meeting of Members. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

11.6                        Manner of Acting. The unanimous vote of the Members holding Membership Interests shall be the act of the Members, unless otherwise permitted or required by the Limited Liability Company Law, by the Certificate, or by this Agreement.

11.7                        Action by Members Without a Meeting; Telephone Conference

(a)                                  Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if a written consent or consents stating the action to be taken is signed by all of the Members. Each such consent shall be included in the minutes of the Members or filed with the Company records.

(b)                                 Members may hold and participate in a meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

11.8                        Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, or after the time of the meeting.

11.9                        Conduct of Meetings. All meetings of the Members shall be presided over by the chairman of the meeting, who shall be a Manager or Officer designated by the Board of Managers. The chairman of any meeting of Members shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order.

ARTICLE 12
INDEMNIFICATION

The Company shall indemnify any person who was, is, or is threatened to be made a party to a Proceeding by reason of the fact that he or she (a) is or was a Member, Manager or officer of the Company or (b) while a Member, Manager or officer of the Company, is or was serving at the request of the Company as a Manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Limited Liability Company Law, as amended from time to time. Such right shall be a contract right and as such shall run to the benefit of any Member or Manager of the Company or any officer who is elected and accepts the position of an officer of the Company or elects to continue to serve as an officer of the Company while this Article 12 is in effect. Any amendment, modification or repeal of this Article 12 shall be prospective only and shall not limit the rights of any such Member, Manager or officer of the Company or the obligations of the Company with respect to any claim arising from or related to the services of such Member, Manager or officer in any of the foregoing capacities prior to any such amendment, modification or repeal of this Article 12. Such right shall include the right to be paid in advance or reimbursed by the Company for expenses incurred in investigating or defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Limited Liability Company Law, as amended from time to time. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Company within 60 days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the Limited Liability Company Law, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its officers, independent legal counsel, or

Members) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Company (including its officers, independent legal counsel, or Members) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators and personal representatives. The rights conferred above shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, resolution of the Members, agreement, or otherwise.

ARTICLE 13
RESTRICTIONS ON TRANSFERS OF MEMBERSHIP INTERESTS

13.1                        Restrictions on Transfer  A Member may Transfer its Membership Interest, in whole or in part, only if:

(a)                                  except to the extent such opinion is waived in whole or in part by the Board of Managers, in its sole discretion, the Company obtains an opinion of counsel of the Company or an opinion of counsel for such transferor satisfactory to the Board of Managers to the effect that (i) the Transfer may be made without registration under the Securities Act; (ii) such Transfer complies with applicable state securities and blue sky laws; (iii) such Transfer will not subject the Company to registration as an “investment company” or election as a “business development company” under the Investment Company Act, or subject the Board of Managers or the Company to registration as an “investment adviser” under the Investment Advisers Act of 1940, as amended; and (iv) such Transfer will not cause the dissolution of the Company or lead to the classification of the Company as an association taxable as a corporation for federal income tax purposes;

(b)                                 the transferee furnishes to the Company a written confirmation, in form and substance satisfactory to the Board of Managers and the Company’s counsel, executed by the transferee making each of the representations and agreements of a Member contained in this Agreement and agreeing to be bound by the terms and provisions hereof;

(c)                                  after giving effect to such Transfer, less than 50% of the aggregate interests in Company profits and capital will have been sold or exchanged (within the meaning of Code Section 708) within the preceding 12-month period and the Transfer will not otherwise cause a termination of the Company for tax purposes;

(d)                                 except in the case of a transfer by a Member to a Permitted Transferee, in which case no consent shall be required (provided that the Transfer meets the other requirements of this Section 13.1 and that admission of the transferee as an additional or substituted Member remains at the sole discretion of the Board of Managers), the Board of Managers gives its written consent to such Transfer, (the Board of Managers may consent to the Transfer without consenting to the admission of the transferee as an additional or substituted Member);

(e)                                  the Selling Member (defined below) has complied with the provisions of Section 13.2;

(f)                                    the transferee has paid all costs and expenses incurred by the Company in connection with such Transfer; and

(g)                                 the Board of Managers has not determined, in its sole discretion, that such Transfer will either cause the Company to be characterized as a “publicly traded partnership” or will materially increase the risk that the Company will be so characterized. For purposes of this paragraph the phrase “publicly traded partnership” shall have the meanings set forth in Section 7704(b) and 469(k) of the Code. In particular and without limiting the foregoing, no Transfer shall be permitted, given effect or otherwise recognized, and such Transfer (or purported Transfer) shall be void ab initio, if at the time of such Transfer interests in the Company are traded on an “established securities market” (within the meaning of Treasury Regulation Section 1.7704-1(b)) or are “readily tradeable on a secondary market or the equivalent thereof” (within the meaning of Treasury Regulation Section 1.7704-1(c)).

If and when all the foregoing conditions to Transfer are satisfied and the Board of Managers consents to the admission of the transferee as a Member, which consent may be withheld in the sole discretion of the Board of Managers, the transferee shall become an additional or substituted Member as to the Interest or part thereof so transferred. In accordance with the Limited Liability Company Law, such transferee, if admitted to the Company, will have the rights and powers and will be subject to the restrictions and liabilities of a Member under this Agreement and under the Membership Law. For purposes of this Agreement the transferee shall be treated as (i) having made previous Capital Contributions to the Company equal to the previous Capital Contributions by the Selling Member that correspond to the Interest or part thereof Transferred and (ii) having an Unreturned Capital Contribution Balance equal to the Unreturned Capital Contribution Balance of the Selling Member that correspond to the Interest or part thereof Transferred. Regardless of whether such substitution actually occurs, however, the Selling Member whose Interest or part thereof is Transferred, voluntarily or involuntarily, shall be and remain obligated for the performance and payment of any and all obligations incurred, if any, by such Selling Member prior to the date of such Transfer. All costs incurred in connection with any proposed Transfer, including without limitation fees and disbursements for counsel to the Company or the Board of Managers, shall be borne by the Member proposing such Transfer.

13.2                        Right of First Refusal on Transfer of Membership Interests.

(a)                                  Whenever and as often as any Member or Permitted Transferee desires to Transfer any Membership Interests pursuant to a bona fide written offer to purchase such Membership Interests, such Member (the “Selling Member”) shall give written notice (the “Notice”) to the other Member (the “Offeree”) to such effect, enclosing a copy of such offer and specifying the Membership Interests that the Selling Member desires to transfer, the name of the person or persons to whom the Selling Member desires to make such sale and the consideration for the Membership Interests that has been offered in connection with such offer. Upon receipt of the Notice, the Offeree initially shall have the first right and option to purchase the Membership Interests proposed to be transferred for cash at the purchase price specified in the Notice, exercisable for 20 business days after receipt of the Notice. Failure of the Offeree to respond to such Notice within such 20-day period shall be deemed to constitute a notification to the Selling Member of the Offeree’s decision not to exercise the first right and option to purchase such Membership Interests under this Section 13.2. In the event such consideration includes non-cash consideration, the dollar value of such non-cash consideration shall be its fair market value, as determined by the Board of Managers.

(b)                                 The Offeree may exercise its right and option to purchase such Membership Interests by giving written notice of exercise to the Selling Member within such 10-day period, specifying the date (not later than five business days after the date of such notice) upon which payment of the purchase price for the Membership Interests shall be made. The Selling Member shall deliver to the Offeree’s principal office, on or before the payment date specified in such notice, document(s) effectuating the transfer of the Membership Interests being purchased by the Offeree, against payment of the purchase price therefor by the Offeree in immediately available funds.

(c)                                  If all the Membership Interests proposed to be transferred are not purchased by the Offeree in accordance with this paragraph, the Selling Member shall not be required to sell any of the Membership Interests proposed to be transferred to the Offeree, and during the 30-day period commencing on the expiration of the rights and options provided for in this paragraph, may sell all (but not less than all) of such Membership Interests to the transferee named in the Notice for consideration equal to or greater than the consideration specified in the Notice.

(d)                                 No Transfer of any Membership Interests otherwise permitted by this Section 13.2 (including Permitted Transfers) shall be made unless simultaneously with such transfer of Membership Interests to a transferee, the Selling Member transfers to such transferee an equal number of Partnership Interests owned by such Selling Member.

(e)                                  The provisions of this Section 13.2 shall not apply to any Permitted Transfer by a Member or Permitted Transferee.

13.3                        Rights of Transferees. Unless and until any assignee, transferee, legal representative or successor in interest of a Member becomes a substituted Member in accordance with Section 13.1, its status and rights shall be limited to the rights of an assignee of a limited liability interest under Section 101.109 of the Limited Liability Company Law.

ARTICLE 14
DISSOLUTION AND LIQUIDATION

14.1                        Dissolution. The Company shall be dissolved upon the vote of the Members in accordance with Section 5.3 or upon the occurrence of any dissolution event specified in the Limited Liability Company Law.

14.2                        Effect of Dissolution. Upon dissolution, the Company shall cease carrying on its business but shall not terminate until the winding up of the affairs of the Company is completed, the assets of the Company shall have been distributed as provided below and a certificate of cancellation of the Company under the Limited Liability Company Law has been filed with the Secretary of State of the State of Delaware.

14.3                        Liquidation Upon Dissolution. Upon the dissolution of the Company, sole and plenary authority to effectuate the liquidation of the assets of the Company shall be vested in the Board of Managers, who shall have full power and authority to sell, assign and encumber any and all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner. The proceeds of liquidation of the assets of the Company distributable upon a dissolution and winding up of the Company shall be applied in the following order of priority:

(i)                                     first, to the creditors of the Company, including creditors who are Members, in the order of priority provided by law, in satisfaction of all liabilities and obligations of the Company (of any nature whatsoever, including, without limitation, fixed or contingent, matured or unmatured, legal or equitable, secured or unsecured), whether by payment or the making of reasonable provision for payment thereof; and

(ii)                                  thereafter, to the Members in accordance with Article 10.

14.4                        Winding Up and Certificate of Cancellation. The winding up of the Company shall be completed when all of its debts, liabilities, and obligations have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Members. Upon the completion of the winding up of the Company, a certificate of cancellation of the Company shall be filed with the Secretary of State of the State of Delaware.

14.5                        Non-Solicitation of Employees. Each Member agrees that if the Partnership makes a distribution of Drilling Rigs to the Partners upon a dissolution of the Partnership and winding up of the Company, the drilling crew then associated with each Drilling Rig shall thereafter be employed by the Member to whom the Drilling Rig was so distributed. Additionally, each Member agrees that it will not solicit the employees of the other Member upon any such dissolution of the Partnership.

ARTICLE 15
GENERAL PROVISIONS

15.1                        Confidentiality. For purposes of this Agreement, “Confidential Information” means all information of or pertaining to a Member (the “Disclosing Member”), the Partnership or the Company (together, the “Larclay Entities”) acquired or obtained by the other Member (the “Receiving Member”) while the Receiving Member owns or holds an ownership interest in any Larclay Entity, other than (i) information that is now in, or hereafter enters, the public domain through no action of the Receiving Member in violation of the terms of this Agreement, (ii) information that the Receiving Member can demonstrate was not acquired or obtained by the Receiving Member directly or indirectly from the Disclosing Member or any Larclay Entity or (iii) information disclosed to the Receiving Member by the Disclosing Member or any Larclay Entity to others on an unrestricted, non-confidential basis. The Receiving Member shall use Confidential Information solely in connection with the business of the Larclay Entities and not for any other purpose or in any other manner. The Disclosing Member should disclose

Confidential Information only to those of its directors, officers, employees, attorneys, agents, representatives and advisors (collectively, the “Representatives”) who have a need to have access to such Confidential Information for the purposes of assisting and advising the Receiving Member in connection with the ownership and holding of interests in the Larclay Entities and in performing its obligations and exercising its rights and privileges as contemplated in this Agreement. The Disclosing Member shall inform its Representatives of the confidential nature of the Confidential Information and of the terms of this Section 15.1 and, in any event, the Receiving Member shall be responsible for any use or disclosure of Confidential Information by any of its Representatives. Notwithstanding the foregoing, the Receiving Member may disclose Confidential Information to the extent (but only to the extent) disclosure is required by applicable law, including, without limitation, federal or state securities laws. Each Member acknowledges that the release of Confidential Information may be damaging to the Disclosing Member or to the Larclay Entities or persons with which they do business and that a breach of the provisions of this Section 15.1 may cause irreparable injury to the Disclosing Member or the Larclay Entities for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Parties agree that the provisions of this Section 15.1 may be enforced by specific performance.

15.2                        Offset. Any amounts owed by a Member to the Company may be deducted from any payments or distributions required to be made by the Company hereunder.

15.3                        Notices. All notices, requests or consents required or permitted to be given under this Agreement must be in writing and shall be considered as properly given if mailed by first class United States mail, postage paid, and registered or certified with return receipt requested, or if delivered to the recipient in person, by courier or by facsimile transmission. Notices, requests and consents shall be sent to a Member at the address shown on its Signature Page for Members. A Member may change its address by giving written notice to the General Member. Any notice, request or consent to the Company shall be sent to the Company at its principal place of business, to the attention of the Chief Executive Officer.

15.4                        Entire Agreement. This Agreement constitutes the entire agreement of the Members relating to the Company and supersedes all prior contracts or agreements with respect to the Company or between the Members, whether oral or written, including without limitation, the Letter Agreement.

15.5                        Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute of limitations period has run.

15.6                        Amendment or Modification.

(a)                                  Except as otherwise provided in this Section 15.6, any amendment to this Agreement must be proposed by the Members and approved in writing by the Members to be effective.

(b)                                 The Company may amend this Agreement without the consent of any Member (i) to remove or correct any inconsistency, ambiguity or error contained herein, provided that such amendment does not materially and adversely affect the Members or (ii) to reflect any Transfer of Membership Interests pursuant to Article 13.

15.7                        Binding Effect. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Members and their respective successors and assigns.

15.8                        Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected and that provision shall be enforced to the fullest extent permitted by law.

15.9                        Further Assurances. In connection with this Agreement and the transactions contemplated by it, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

15.10                 Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for partition of the property of the Company.

15.11                 Successors and Assigns. Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and permitted assigns.

15.12                 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile transmission) with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned have entered into this Agreement as of the date first written above.

MEMBERS:

CLAYTON WILLIAMS ENERGY, INC.

By:	/s/ Mel G. Riggs
Mel G. Riggs
Senior Vice President and Chief Financial
Officer

LARIAT SERVICES, INC.

By:	/s/ N. Malone Mitchell
Name:	N. Malone Mitchell
Title:	President

Exhibit A

Schedule of Members:

Name	Capital Contribution	Membership Interests

Clayton Williams Energy, Inc.	$5,000	50%

Lariat Services, Inc.	$5,000	50%